Exhibit 99.1

Sharps Technology Announces Letter to Shareholders

NEW YORK, June 8, 2022 – Sharps Technology, Inc. (the “Company”) (NASDAQ: “STSS” and “STSSW”), is an innovative medical device company offering patented, best-in-class, single use smart safety syringe products, published a letter to shareholders. from Robert Hayes, CEO and from Alan Blackman and Soren Christiansen on behalf of the board.

Dear Fellow Shareholders:

The completion of our IPO on Nasdaq, in April, marked a major milestone in the ongoing evolution of Sharps Technology and is a key catalyst driving our transformation from an R&D focused company to revenue generating commercial operations. Moreover, the capital we raised in our IPO will enable us to scale operations in the coming quarters as we begin to meet the strong and growing demand for smart safety syringes, a market forecasted to reach $14 billion globally by 2026. As such, we believe that recent Company share prices do not reflect our true value.

Our team is now working toward our next major milestone, the conclusion of our acquisition and the commencement of commercial manufacturing at our FDA/CE Mark approved facility in Hungary. We believe with the capital from our IPO we are in a position to manufacture and deliver 100 million units of our proprietary syringe products over the next 24 months.

Negotiations are well underway for an onshore US based manufacturing collaboration with a major US University, which includes substantive discussions with State and Federal funding agencies. Our production targets are expected to grow significantly into 2023/24. We look forward to providing additional updates on these initiatives in the months ahead.

With our near-term path to commercial manufacturing clear, our team is actively negotiating with potential distribution partners in the US, and we anticipate signing our first distributor agreement during the second half of this year. This will represent another important milestone in our transformation and should provide us with a solid foundation as we seek to receive orders and grow market share.

As we have disclosed previously, our commercialization and growth strategies also include a focus on developing strategic alliances and joint ventures with pharmaceutical companies. Such discussions are proceeding with the aim of creating a collaboration which accelerates our goal of developing enhanced pre-fillable drug delivery products.

Our Sharps Provensa Ultra-Low Waste™ syringes are an attractive solution for drug companies, providing a way to minimize vaccine or drug waste. Our goal is to incorporate our features and benefits within a pre-fillable syringe product line, providing unique solutions for the pharmaceutical industry.

According to independent testing*, in a 1 ml syringe, high-dead-space syringes can waste an average of approximately 10% of medication per dose. As doses get smaller, the percentage increases accordingly. With a 1 ml syringe, Sharps Provensa ultra- low waste has under 1%. This can translate to a savings of over $2,000 per patient, per year. And importantly, less wasted medication means more lifesaving drugs are available for family, country and the world. This shortfall has come to the forefront as the world still grapples with rolling out COVID-19 vaccinations.

We believe we are well positioned to deliver on our near-term initiatives. Thanks to our shareholders for their support, during a tough few months, as we advance the future of drug delivery systems.

We will post updates as we achieve our goals.

Sincerely,

Robert Hayes, CEO

Alan Blackman & Soren Christiansen on behalf of the Board

*JAMA Internal Medicine. Dr. Syringes a Surprising Source of Wasted Medication, UNC Study Finds. Christine U. Oramasionwu, Ashley L Cole MPH, , Dr. Mathew S Dixon, et al.

About Sharps Technology, Inc.

Sharps Technology, Inc. is a medical device company addressing global issues while engineering a safer future for healthcare providers and people everywhere through compassionate innovation. Sharps Provensa™ is the Company’s premier line of smart safety syringes that eliminate accidental needlestick injuries, prevent improper needle reuse, and reduce wasted medicine and vaccines—while retaining the intuitive simplicity of traditional syringes. Please visit SharpsTechnology.com to learn more.

Forward-looking Statements

This press release contains “forward-looking statements” Forward-looking statements reflect our current view about future events. When used in this press release, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements, include, but are not limited to, statements contained in this press release relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward–looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, our ability to raise capital to fund continuing operations; our ability to protect our intellectual property rights; the impact of any infringement actions or other litigation brought against us; competition from other providers and products; our ability to develop and commercialize products and services; changes in government regulation; our ability to complete capital raising transactions; and other factors relating to our industry, our operations and results of operations. Actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

Investor Relations:

Dave Gentry

RedChip Companies Inc.

1-800-RED-CHIP (733-2447)

Or 407-491-4498

STSS@redchip.com